Monday, July 19, 2010 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2010

NORTH LIBERTY, IOWA - July 19, 2010 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended June 30, 2010. Operating revenues for the quarter increased 8.9% to $127.4 million from $117.0 million in the second quarter of 2009. Net income was $16.7 million compared to $17.6 million in the 2009 period, a 5.5% decrease. Earnings per share decreased 5.3% to $0.18 from $0.19 reported in the second quarter of 2009. Net income decreased by $0.03 per share due to a decrease in gains on disposal of property and equipment and increased depreciation expense primarily attributable to the purchase of new tractors during 2009. For the quarter, Heartland Express, Inc. (the “Company”) posted an operating ratio (operating expenses as a percentage of operating revenues) of 82.7% and a 13.1% net margin (net income as a percentage of operating revenues).

Operating revenues for the six month period increased 4.8% to $243.0 million from $232.0 million in the 2009 period. Net income was $28.5 million compared to $31.8 million in the 2009 period, a 10.1% decrease. Earnings per share decreased 11.4% to $0.31 from $0.35 reported in the first six months of 2009. Net income decreased by $0.07 per share due to a decrease in gains on disposal of property and equipment and increased depreciation expense primarily attributable to the purchase of new tractors during 2009. For the six month period, the Company posted an operating ratio of 84.4%and an 11.7% net margin.

The Company continues to post low operating ratios in a very tough operating environment. The increase in operating revenues resulted from the tightening of available industry capacity. Freight demand continues to lag dramatically behind that experienced in 2007 prior to the recent recession, however, freight rates have stabilized and equipment utilization has improved in comparison to last year. The Company is positioned to add capacity and continue to increase utilization to take advantage of opportunities resulting from decreased industry capacity. The industry continues to be challenged by driver recruitment and retention. This challenge is expected to amplify with the implementation of the stringent safety requirements of CSA 2010 and the anticipated decrease in qualified drivers.

Fuel expense increased $5.9 million or 23.6% during the quarter primarily due to an increase in average fuel prices. During the quarter ended June 30, 2010 the U.S. average cost of fuel was $3.029 per gallon compared to $2.341 per gallon for the same period of 2009, a 29.4% increase. The Company continues to benefit from the focus on the reduction of idle hours and strategic fuel purchasing decisions which offset a portion of the rise in fuel costs.

The Company ended the quarter with cash, cash equivalents, short-term and long-term investments of $255.2 million, a $54.8 million increase from the $200.4 million reported at December 31, 2009. Long-term and short-term investments include illiquid auction rate securities held since February 2008. Since February 2008, the Company has received $89.6 million in calls, at par, including $44.1 million received this year. The Company ended the quarter with $126.5 million, at par, in illiquid auction rate securities and this balance has been reduced to $108.9 million subsequent to June 30, 2010. The Company continues to be involved in efforts to bring liquidity to the auction rate securities portfolio. Net cash flows from operations continue to be strong at 19.7% of operating revenues. The Company's balance sheet continues to be debt-free with total assets of$571.1 million. The Company ended the past four quarters with a return on total assets of 9.7% and a 14.6% return on equity.

The average age of the Company's tractor fleet was 1.8 years as of June 30, 2010. This is one of the newest and most fuel efficient fleets in the industry. The Company anticipates the delivery of new 2011 ProStar Internationals in the third quarter. This fleet upgrade will keep our fleet new and positions the Company to take advantage of growth opportunities. In addition, the Company will benefit from increased fuel economy as it continues to replace the remainder of the 2007 models in its fleet with the aerodynamic and fuel efficient ProStar and ProStar+ tractors.

Heartland Express declared a regular quarterly cash dividend during the quarter. The quarterly dividend of approximately $1.8 million at the rate of $0.02 per share was paid on July 2, 2010 to shareholders of record at the close of business on June 22, 2010. The Company has now paid cash dividends of $243.2 million over the past twenty-eight consecutive quarters.

The ability to deliver the highest quality of service to our customers has enabled us to build a strong and financially sound company. Customer service awards received thus far in 2010 include the 2009 Quaker/Gatorade Southwest Region Carrier of the Year, 2009 Sears Partner in Progress award, 2009 Unilever Excellence Award for outstanding on-time delivery, the Nestle Waters 2009 World Class Customer Service Award, the 2009 Genpak Regional Carrier of the Year, the 2009 Eastman Chemical Company Supplier Excellence Award, the 2009 LXP Carrier of the Year - Tier One Carriers for the third consecutive year, Lowe's 2009 Platinum Carrier Award, and the Walmart Transportation 2009 General Merchandise Platinum Carrier of the Year Award.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, President
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009
OPERATING REVENUE	$127,411	$116,974	$243,028	$231,953

OPERATING EXPENSES:
Salaries, wages, and benefits	$42,320	$42,938	$82,858	$86,997
Rent and purchased transportation	2,533	2,806	4,927	5,744
Fuel	31,012	25,086	60,552	49,644
Operations and maintenance	4,141	4,314	7,571	8,354
Operating taxes and licenses	2,202	2,433	4,025	4,716
Insurance and claims	5,422	4,625	8,373	8,139
Communications and utilities	860	906	1,762	1,902
Depreciation	15,379	13,160	31,102	24,974
Other operating expenses	3,535	3,188	6,527	6,591
Gain on disposal of property and equipment	(2,026)	(4,190)	(2,533)	(5,857)

	105,378	95,266	205,164	191,204

Operating Income	22,033	21,708	37,864	40,749

Interest income	416	563	819	1,434

Income before income taxes	22,449	22,271	38,683	42,183

Federal and state income taxes	5,796	4,656	10,143	10,427

Net Income	$16,653	$17,615	$28,540	$31,756

Earnings per share	$0.18	$0.19	$0.31	$0.35

Weighted average shares outstanding	90,689	90,689	90,689	91,582

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

ASSETS	June 30, 2010	December 31, 2009
CURRENT ASSETS	(Unaudited)
Cash and cash equivalents	$116,271	$52,351
Short-term investments	36,030	7,126
Trade receivables, net	42,592	37,361
Prepaid tires	4,526	6,579
Other current assets	5,129	1,923
Income tax receivable	1,363	4,658
Deferred income taxes, net	13,911	14,516
Total current assets	219,822	124,514

PROPERTY AND EQUIPMENT	400,924	413,564
Less accumulated depreciation	163,680	138,394
	237,244	275,170
LONG-TERM INVESTMENTS	102,939	140,884
OTHER ASSETS	11,107	10,595
	$571,112	$551,163
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$8,467	$6,953
Compensation and benefits	16,745	13,770
Insurance accruals	19,980	19,236
Other accruals	6,849	7,095
Total current liabilities	52,041	47,054
LONG-TERM LIABILITIES
Income taxes payable	26,362	31,323
Deferred income taxes, net	44,358	51,218
Insurance accruals less current portion	56,023	53,898
Total long-term liabilities	126,743	136,439
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued and outstanding 90,689 in 2010 and 2009	907	907
Additional paid-in capital	439	439
Retained earnings	396,563	371,650
Accumulated other comprehensive loss	(5,581)	(5,326)
	392,328	367,670
	$571,112	$551,163